                                                                   Exhibit 10.14

                                 LICENSE AGREEMENT


This License Agreement ("Agreement") is entered as of May 9th, 2000, (the "Effective Date") by and between the Parties, A2D, L.P., (Licensor), a California Limited Partnership having offices at 9200 Sunset Blvd., Suite 1005, Los Angeles, California 90069, and Marshall & Ilsley Corporation ("Licensee"), a Wisconsin corporation having offices at 770 N. Water Street, Milwaukee, Wisconsin 53202.

WHEREAS, Licensor holds a license from Ronald A. Katz Technology Licensing, L.P. ("Patent Holder") under patent and patent application rights relating to Automated Transaction Processing Utilizing Communication Facilities and/or Computer Telephone Integration (ACTI patents) and has the right to grant non-exclusive licenses, releases and covenants not to sue thereunder;

WHEREAS, Licensee inquired of Licensor in 1997 about the availability of licenses under the ACTI patents, and has since engaged in negotiations with Licensor for such a license;

WHEREAS, Licensee now desires to obtain certain non-exclusive rights under the ACTI patents as provided herein;

WHEREAS, Licensor and Licensee (the "Parties") recognize the potential difficulty and inefficiency to both Parties of negotiating and administering individual licenses to each of such ACTI patents relating to a given activity of Licensee;

WHEREAS, the Parties have reviewed the activities of Licensee as related to the ACTI patents and on the basis of their knowledge have selected appropriate Fields-Of-Use for the activities of Licensee with respect to the ACTI patents;

WHEREAS, in view of the nature of the ACTI patents, the business and activities of Licensee, the mutual convenience of and efficiency to the Parties and the equities of the situation, the Parties have resolved that specific Field-Of-Use Licenses are proper and appropriate as set forth herein; and

NOW, THEREFORE, in consideration of the mutual premises and other consideration as set forth herein, the Parties agree as follows:


1.   DEFINITIONS

     1.1 "Acquiring Person" means the Person or Persons that, in an Acquisition, come into control, direct or indirect, of another Person or of substantially all of the assets of another Person.

     1.2 "Acquisition" (and any similar term such as "Acquire") means a transaction by which a Person that has not previously controlled (as used in Section 1.9) another Person comes into control of such other Person or becomes the owner of substantially all of the assets of such other Person.

     1.3 "Arbitrator" means a patent attorney acceptable to the Parties having an electrical engineering, computer science or similar background and licensing experience in the field of telecommunications and experience in alternative dispute resolution procedures.

     1.4 "Customers" of Licensee are all those to whom Licensee provides services within the licensed Fields-Of-Use.

     1.5  (a)  "Field-Of-Use" means an activity defined in Exhibit B.

          (b) "Field-Of-Use License" means a license to make, have made and use (but not sell, lease or otherwise transfer for use by others, except as specified herein) products and processes of the Licensed Patents within one or more specified Fields-Of-Use. As specified below in detail, the Fields-Of-Use of this Agreement are Automated Service Bureau, Automated Credit & Calling Card Authorizations Services, Employment Verification, Government Licensing Registration, Government Payment Services and Automated Securities Transactions Fields-Of-Use, as well as the Product, Technical and Sales Support Field-Of-Use solely to the extent of providing customer service in support of the sale of Licensee's own products to Licensee's Customers.

     1.6 "Licensed Patents" means all United States and foreign patents listed in Exhibit A, as well as all United States and foreign patents that have issued or may issue on applications whose subject matter in whole or in part is entitled to the benefit of the filing date(s) of any such patents or applications on which they are based, including, without limitation, continuations, continuations-in-part, divisions, reissues, reexaminations and extensions.

     1.7 "Licensed Territories" means the United States and its Territories, and all other jurisdictions in which one or more of the Licensed Patents have issued and remain in effect at any time during the term of this Agreement.

     1.8 "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     1.9 "Subsidiary" means a Person or entity controlled by Licensee; such control being exercised through the ownership or control, directly or indirectly, of 50% or more of all the voting power of the shares or other interests entitled to vote for the election of directors or other governing authority or, solely in the case of Customers Forever, LLC, 40 % or more of
                                       2
all such voting power, and a Person or entity shall be considered a Subsidiary only for the time during which such control exists. Licensee's Subsidiaries on the date of execution of this Agreement are: M&I Marshall & Ilsley Bank, M&I Bank of Southern Wisconsin, M&I Bank Northeast, M&I Bank Fox Valley, M&I Thunderbird Bank, M&I Bank South, M&I Mid-State Bank, M&I First American Bank, M&I Community State Bank, M&I Northern Bank, M&I Central State Bank, M&I Bank of Menomonee Falls, M&I Lake Country Bank, M&I Lakeview Bank, M&I Bank of Racine, M&I First National Bank, M&I Merchants Bank, M&I Bank FSB, M&I Bank South Central, M&I Bank of Shawano, M&I Bank of Burlington, M&I Central Bank and Trust, M&I Bank of Eagle River, M&I Bank of La Crosse, M&I Bank of Mayville, M&I Bank, M&I Citizens American Bank, Marshall & Ilsley Trust Company, M&I Marshall & Ilsley Trust Company of Arizona, M&I Marshall & Ilsley Trust Company of Florida, M&I Data Services, M&I Brokerage Services, Inc., M&I First National Leasing Corp., M&I Investment Management Corp., M&I Mortgage Corp., Richter-Schroeder Company, Inc., M&I Support Services Corp., Customers Forever LLC.

2.   LICENSE GRANT

     2.1 Licensor hereby grants to Licensee, and Licensee's Subsidiaries, a fully paid, non-exclusive, Field-Of-Use License to make, have made, use and provide services using (but not to sub-license, sell, lease or otherwise transfer for use by others) products or processes embodying any and all inventions claimed in the Licensed Patents within the Automated Service Bureau, Automated Credit & Calling Card Authorizations Services, Employment Verification, Government Licensing Registration, Government Payment Services and Automated Securities Transactions Fields-Of-Use, and in the Licensed Territories, but only so long as Licensee provides all automated call processing and updates all databases associated with the licensed activities (except databases maintained by Licensee's Customers to hold data of their customers).

     2.2 Licensor hereby grants to Licensee, and Licensee's Subsidiaries, a fully paid, non-exclusive, Field-Of-Use License to make, have made, use and provide services using (but not to sub-license, sell, lease or otherwise transfer for use by others) products or processes embodying any and all inventions claimed in the Licensed Patents, within the Product, Technical and Sales Support Field-Of-Use, solely to provide customer service in support of the sale of its own products to its Customers, and in the Licensed Territories, and only so long as Licensee provides all automated call processing and updates all databases associated with the licensed activities (except databases maintained by Licensee's Customers to hold data of their customers).

     2.3 It is expressly understood that the license of Sections 2.1 and 2.2 applies only to activities of Licensee and Licensee's Subsidiaries, and only to the extent that Licensee and its Subsidiaries provide all automated call processing and update all databases (except databases maintained by Licensee's Customers to hold data of their customers) associated with the licensed activities. The license does not pass through to Customers or other Persons any express or implied license to use any service provided by Licensee hereunder together with any other elements or steps to create a combination or method falling within the scope of any claim of the Licensed Patents. Furthermore, there are no intended third party beneficiaries of this Agreement. Notwithstanding the previous statements, it is expressly understood by the Parties that the services which Licensee provides to its Customers within the licensed Fields-Of-Use, and in compliance with the terms of this Section 2, are fully licensed and Licensor shall have no cause of action against any of Licensee's Customers arising from them.

     2.4 Licensor agrees to release Licensee, Licensee's Subsidiaries and Licensee's Customers from liability for infringement of the Licensed Patents based on acts performed by or through Licensee or Licensee's Subsidiaries prior to the Effective Date and within the Fields-Of-Use of this Agreement.

     2.5 The license and release of this Section 2 shall become effective upon payment in full of the Fixed License Fee of Section 3.

3.   CONSIDERATION

     3.1 In consideration for the license and release of Section 2, Licensee shall pay to Licensor a guaranteed, non-refundable and non-cancelable Fixed License Fee of One Million, Two Hundred Six Thousand, Eight Hundred Forty-One Dollars and Fifty Cents ($1,206,841.50), payable within ten (10) days of execution, as follows:

          Beneficiary Account Name: - A2D, L.P.
          Bank - City National Bank
          Bank Address - 400 N. Roxbury Drive, Beverly Hills, CA 90210 Account No. - 001-339-974
          ABA No. - 122016066

     3.2 Of the Fixed License Fee, One Hundred Thousand Dollars ($100,000) represents a fee for activity in the licensed Fields-Of-Use prior to the Effective Date.

4.   ASSIGNMENT, ACQUISITION AND DIVESTITURE

     4.1 Licensor shall be permitted to assign its rights or delegate its duties under this Agreement only in connection with the assignment and delegation of all such rights and duties to a successor that acquires substantially all of the assets and business of Licensor and expressly agrees in writing to assume and perform all of the obligations of Licensor.

     4.2 The license of Section 2 is indivisible, with the sole exception that Licensee's business division, M&I Data Services, shall have a separate license if divested by Licensee after the Effective Date. This separate license shall also be indivisible, and shall be subject to the other terms and conditions of this Agreement, specifically including this Section 4 but excluding the consideration terms of Section 3.

     4.3 The license granted to Licensee, and the separate license available to M&I Data Services upon divestiture, are personal to these respective entities (collectively, "the M&I Entities") and may not be transferred or extended to any other Person, by Acquisition or otherwise, without Licensor's written consent. Licensor's consent shall not be refused, however, in the case of an assignment of rights or delegation of duties by one of the M&I Entities to a successor (other than AT&T, Citibank, Convergys or any Person owned or controlled in whole or in part, or previously owned or controlled in whole or in part, by any of them) which agrees in writing to assume and perform all of the obligations of the applicable M&I Entity and satisfies the following requirements:

     (a) negotiate in good faith to determine whether the successor conducts any activities other than those of Licensee which fall within the Fields-Of-Use of this Agreement, and to determine an additional fee ("Subsequent License Fee") to reflect any such activities;

     (b) negotiate in good faith to determine an additional fee ("Release Fee") reflecting any existing liability of the successor for past activities falling with the Fields-Of-Use of this Agreement;

     (c) if the Parties cannot negotiate a Subsequent License Fee and/or a Release Fee within sixty (60) days after a request by Licensor for commencement of such negotiation, submit the issue to arbitration as though requested by Licensee;

     (d) agree in writing that the license rights received by it are personal and remain subject to the terms and conditions of this Agreement, including without limitation this Section 4.

     (e)  pay the Subsequent License Fee and/or the Release Fee within sixty
     (60) days after they are determined.

     4.4 Likewise, the licenses to the M&I Entities may not be extended to any Person Acquired by, or who becomes affiliated with, either of them without Licensor's written consent. Licensor's consent shall not be refused, however, in the case of any Acquisition where the applicable M&I Entity (including any successor to either or both of the M&I Entities) satisfies requirements (a) through (e) of Section 4.3 above (with the word "Acquired Party" substituted for "successor"). If either of the M&I Entities, or any entity claiming license rights through them, Acquires or becomes affiliated with another Person without satisfying such requirement, the license to it shall immediately terminate.

     4.5 Any Subsequent License Fee or Release Fee determined under the terms of this Section 4 shall be negotiated utilizing Licensor's then prevailing rates for the Fields-Of-Use involved.

5.   REPRESENTATIONS AND WARRANTIES

     5.1 Licensor represents and warrants that, in the two (2) years immediately preceding the Effective Date, all of its internal Call Center operations that in any way involved a voice response unit totaled, as follows:

               13,123,077 minutes in calendar 1998; and 19,112,307 minutes in calendar 1999;

     5.2 Licensor represents and warrants that it holds a license from Patent Holder under the Licensed Patents and has the right to grant non-exclusive licenses, covenants not to sue and releases from past infringement thereunder, that it has the right to enter into this Agreement and is not a party to any agreements or obligations inconsistent with this Agreement. Licensor also represents and warrants that there are no previously granted exclusive licenses granted to any third parties in the Fields-Of-Use. Furthermore, Licensor represents and warrants that the Licensed Patents constitute all of the patents that Licensor or Patent Holder owns or has a right to license.

     5.3 This license does not and shall not be interpreted or construed to include: (1) any warranty or representation as to the validity, enforceability or scope of any Licensed Patent, (2) any warranty or representation that any specific apparatus or method used by Licensee in connection with any Licensed Patent is or will be free from infringement of patents of others or other intangible rights of third parties, (3) any requirement to file any patent application, secure or maintain any patent, (4) any obligation to bring or prosecute any action for infringement of any Licensed Patent, (5) any obligation to furnish any technical or support information, (6) any license or right by implication or estoppel, or (7) any warranty regarding implementations of Licensed Patents as with respect to MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE.

6.   TERMINATION

     6.1 Licensee shall have the right to terminate this entire Agreement at any time by a written notice to Licensor at least thirty (30) days in advance. Such termination shall be effective on December 31 of the calendar year in which such notice is provided. In the event that Licensee sells or otherwise disposes of its division, M&I Data Services, either Licensee or M&I Data Services may terminate this Agreement, but any such termination shall be effective only as to the respective one of Licensee and M&I Data Services which terminates the Agreement.

     6.2 Licensor shall have the right to terminate this Agreement and all rights of Licensee and its Subsidiaries hereunder by giving written notice of termination to Licensee in the event Licensee becomes delinquent in making any of the payments required by Sections 3 and 4, which delinquency is not cured within ninety (90) days of written notice from Licensor to Licensee. Notwithstanding the foregoing, in the event Licensee sells or otherwise disposes of its division, M&I Data Services, no subsequent delinquency by M&I Data Services shall be cause for termination of this Agreement and the rights granted hereunder to Licensee, and no subsequent delinquency by Licensee shall be cause for termination of this Agreement and the rights granted hereunder to M&I Data Services.

     6.3 Any termination of the license granted herein shall not relieve Licensee of the duty and obligation of Licensee to pay in full all amounts due as of the Effective Date of such termination. In the event that Licensee sells or otherwise disposes of its division M&I Data Services, any subsequent termination by Licensee of the license granted herein shall not relieve Licensee of the duty and obligation of Licensee to pay in full all amounts due as of the Effective Date of such termination, and any subsequent termination by M&I Data Services of the license granted herein shall not relieve M&I Data Services of the duty and obligation of M&I Data Services to pay in full all amounts due as of the Effective Date of such termination.

     6.4 Unless sooner terminated as provided herein, this Agreement shall continue until the expiration of the last to expire of the Licensed Patents.

7.   CONFIDENTIALITY

     7.1 Other than as reasonably necessary to exercise the rights granted hereunder, and other than as set forth in the Section 9, PRESS RELEASE, neither Party shall disclose the terms and conditions (including payments) of this Agreement to third parties without the prior written consent of the other Party, unless such disclosure is:

       (a) in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the Party making the disclosure shall have first given notice to the other Party prior to providing such response and made a reasonable effort to obtain a protective order requiring that the information so disclosed be used only for the purposes for which the order was issued;

       (b)  otherwise required by law; or

       (c)  necessary to establish rights under this Agreement.

     7.2 Notwithstanding the provisions of Section 7.1, Licensor may disclose a summary of the terms and conditions of this Agreement in confidence to existing or prospective licensees without specifically identifying Licensee. In addition, Licensor may disclose the terms and conditions of this Agreement to its general and limited partners, and its financial and tax advisors, for accounting purposes in the normal course of its business, and to prospective purchasers of Licensor, Patent Holder or any of the Licensed Patents, provided that the Party receiving such information agrees in writing to maintain it confidential. Also, Licensee may disclose the terms and conditions of this Agreement to its subsidiaries and its financial and tax advisors, for accounting purposes in the normal course of its business, and to prospective purchasers of Licensee or M&I Data Services, provided that in each case the party receiving such information agrees in writing to maintain it confidential. Each Party's obligation to avoid disclosure shall be satisfied by that Party's exercising reasonable measures which it normally exercises to prevent disclosure of private contract information of its own. In addition, Licensor may disclose, by name, that Licensee and its Subsidiaries are licensed.

8.   ARBITRATION

     8.1 No issue of the validity of any of the Licensed Patents, enforceability of any of the Licensed Patents, infringement of any of the Licensed Patents, the scope of any of the claims of the Licensed Patents and/or any dispute that includes any such issue shall be subject to arbitration under this Agreement unless otherwise agreed by the Parties in writing.

     8.2 Except for those issues and/or disputes described in Section 8.1, any dispute between the Parties concerning the interpretation, construction or application of any terms, covenants or conditions of this Agreement shall be resolved by arbitration.

     8.3 Arbitration shall be in accordance with the Center for Public Resources (CPR) Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes or Rules for Non-Administered Arbitration of Business Disputes, as appropriate, in effect on the Effective Date by a sole Arbitrator who shall be appointed in accordance with the applicable CPR rules. Any other choice of law clause to the contrary in this Agreement notwithstanding, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16.

     8.4 Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is within the scope of the Agreement, (ii) shall be accompanied by a brief statement (not to exceed ten
(10) pages) of the reasoning on which the award rests; (iii) shall be made within four (4) months of the appointment of the arbitrator; (iv) may be entered in any court of competent jurisdiction; and (v) any award pertaining to a patent which is subsequently determined to be invalid or unenforceable or otherwise precluded from being enforced in a judgment rendered by a court of competent jurisdiction from which an appeal can or has been taken may be modified as it relates to such patent by any court of competent jurisdiction upon application by any party to the arbitration.

     8.5 The requirement for arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

     8.6 Each Party shall bear its own expenses incurred in connection with any attempt to resolve disputes hereunder, but the compensation and expenses of the arbitrator shall be borne equally.

     8.7 The arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages, and each Party irrevocably waives any claim thereto.

9.   PRESS RELEASE

     9.1 A mutually approved press release in the form attached hereto as Exhibit D may be released by Licensor. Both the Licensee, its officers and principals, and the Licensor, its officers and principals, agree and undertake that any and all future statements by them, or any of them, to the public, the media or business associates, shall be entirely consistent with the Press Release as mutually approved. Nothing in this Agreement shall be construed to preclude Licensee or Licensor, or their officers or principals, from making any disclosures required by law, regulation or judicial process.

10.  NOTICES

     10.1 All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by Federal Express or other nationally recognized overnight carrier, registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, with written indication of delivery or tender, when applicable, addressed to Licensor or Licensee at the addresses set forth above, or at such other address as either Party may substitute by written notice provided to the other Party in such manner. Such notices shall be deemed to have been served when delivered, or if delivery is not accomplished by reason of some fault of the addressee, when tendered.

11.  PATENT MARKING

     11.1 Licensee and its Subsidiaries shall, during the term of this Agreement, mark hardware, software and any printed materials distributed with respect to their automated systems, with a notice of the Licensed Patents in the form of Exhibit C, as appropriate under statutory patent provisions. This obligation shall be deemed to have been satisfied if Licensee and its Subsidiaries include a notice in the form of Exhibit C on any brochures distributed by them regarding their automated call processing or voice response technology.

12   PARTIAL INVALIDITY

     12.1 If any paragraph, provision, clause of this Agreement or claim of any Licensed Patent shall be found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, the remainder of the Agreement or Licensed Patents shall remain valid and enforceable, and to the extent required in the pursuit of this Agreement, the Parties shall negotiate in good faith a substitute, valid and enforceable provision which reflects the Parties' intent in entering the Agreement.

13.  ENTIRE AGREEMENT

     13.1 The terms and conditions herein constitute the entire Agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof, and no prior agreement or understanding varying or extending the same shall be binding upon either Party hereto.

14.  SECTION HEADINGS

     14.1 The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.  GOVERNING LAW

     15.1 This Agreement shall be governed and interpreted in accordance with the patent laws of the U.S.A. and the substantive laws of the state of California, U.S.A., without reference to conflicts of laws and principles.

16.  NO AGENCY

     16.1 Nothing herein contained shall be deemed to create or give rise to an agency, joint venture or partnership relationship, or any confidential or fiduciary relationship between the Parties.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement on the dates indicated below.

LICENSOR

A2D, L.P., a California limited partnership, its general partner,

By: A2D Corporation, a California corporation,
its general partner,


By:/s/ Ronald A. Katz                    DATE:  May 9, 2000
   ------------------                         ------------------------
     RONALD A. KATZ
Its Chief Executive


LICENSEE

Marshall & Ilsley Corporation

By:/s/ Norrie J. Daroga                  DATE:  May 9, 2000
   --------------------                       ------------------------
     NORRIE J. DAROGA
Its Senior Vice President

                                   EXHIBIT A
                                   ---------


                   RONALD A. KATZ TECHNOLOGY LICENSING, L.P.
                   -----------------------------------------


                              ISSUED U.S. PATENTS


                                Expired Patents


Patent No.                     Title
4,071,698                Telephone System for Audio
                         Demonstration and Marketing of
                         Goods or Services


                               UNEXPIRED PATENTS

Patent No.                     Title                         Issue Date

1.        4,792,968      Statistical Analysis System for     12/20/1988
                         Use With Public Communication
                         Facility

2.        4,845,739      Telephonic-Interface Statistical      7/4/1989
                         Analysis System

3.        4,930,150      Telephonic Interface Control         5/29/1990
                         System

4.        4,932,046      Telephone Programming System for      6/5/1990
                         Automated Calling

5.        4,939,773      Multiple Party Telephone Control      7/3/1990
                         System

        Patent No.                     Title                         Issue Date

6.      4,975,945        Universal Telephone Call Relay               12/4/1990
                         System

7.      4,987,590        Multiple Party Telephone Control             1/22/1991
                         System

8.      5,014,298        Voice-Data Telephonic Control                 5/7/1991
                         System

9.      5,016,270        Expanded Telephone Data                      5/14/1991
                         Organization System

10.     5,048,075        Telephonic-Interface Statistical             9/10/1991
                         Analysis System

11.     5,073,929        Voice-Data Telephonic Control               12/17/1991
                         System

12.     5,091,933        Multiple Party Telephone Control             2/25/1992
                         System

13.     5,109,404        Telephone Call Processor With                4/28/1992
                         Select Call Routing

14.     5,128,984        Telephone Interface Call                      7/7/1992
                         Processing System With Call Selectivity

15.     5,185,787        Multiple Party Telephone Control              2/9/1993
                         System With Random Dialing For Polling

16.     5,218,631        Telephonic-Interface Game Control             6/8/1993
                         System

17.     5,224,153        Voice-Data Telephonic Interface              6/29/1993
                         Control System

18.     5,251,252        Telephone Interface Call                     10/5/1993

        Patent No.                     Title                         Issue Date

                         Processing System With Call Selectivity

19.     5,255,309        Telephonic-Interface Statistical            10/19/1993
                         Analysis System

20.     5,259,023        Telephonic-Interface Statistical             11/2/1993
                         Analysis System

21.     5,297,197        Multiple Party Telephone Control             3/22/1994
                         System

22.     5,349,633        Telephonic-Interface Game Control            9/20/1994
                         System

23.     5,351,285        Multiple Format Telephonic                   9/27/1994
                         Interface Control System

24.     5,359,645        Voice-Data Telephonic Interface             10/25/1994
                         Control System

25.     5,365,575        Telephonic-Interface Lottery                11/15/1994
                         System

26.     5,442,688        Multiple Party Telephone Control             8/15/1995
                         System

27.     5,553,120        Telephonic-Interface Game Control             9/3/1996
                         System

28.     5,561,707        Telephonic-Interface Statistical             10/1/1996
                         Analysis System

29.     5,684,863        Telephonic-Interface Statistical             11/4/1997
                         Analysis System

30.     5,787,156        Telephonic-Interface Lottery                 7/28/1998

        Patent No.                     Title                         Issue Date

                         System

31.     5,793,846        Telephonic-Interface Game Control           8/11/1998
                         System

32.     5,815,551        Telephonic-Interface Statistical            9/29/1998
                         Analysis System

33.     5,828,734        Telephone Interface Call                   10/27/1998
                         Processing System With Call Selectivity

34.     5,835,576        Telephonic-Interface Lottery Device        11/10/1998

35.     5,898,762        Telephonic-Interface Statistical            4/27/1999
                         Analysis System

36.     5,917,893        Multiple Format Telephonic                  6/29/1999
                         Interface Control System

37.     5,974,120        Telephone Interface Call                   10/26/1999
                         Processing System With Call Selectivity

38.     6,016,344        Telephonic-Interface Statistical            1/18/2000
                         Analysis System

39.     6,035,021        Telephonic-Interface Statistical            3/07/2000
                         Analysis System

40.     6,044,135        Telephone Interface Lottery System          3/28/2000

                            ISSUED FOREIGN PATENTS


           Country/                      Title                     Issue Date
           Patent No.
1.         Europe (established   Statistical Analysis System And    2/16/1994
           in Germany, U.K.,     Method For Use With Public
           France, Sweden,       Communication Facility
           Netherlands)/
           0229170B1
2.         Europe (established   Interactive call-handling          3/22/1995
           in Germany, U.K.,
           France, Sweden,
           Netherlands)/
           0342295B1
3.         Europe (established   Data analysis systems and methods  10/6/1999
           in Germany, U.K.,
           France, Sweden,
           Netherlands)/
           0568114B1
4.         U.K./                 Communication Methods and Systems   7/7/1993
           GB2230403
5.         Canada/               Voice-Data Telephonic Control      6/11/1996
           2009937               System
6.         Japan/                Statistical Analysis System For    8/22/1996
           2552469               Use With Public Communication
                                 Facility
7.         Japan/                Voice-Data Telephonic Control      7/2/1999
           2948253               System
8.         France/               Voice-Data Telephonic Control     8/14/1996
           2,643,526             System
9.         France/               Voice-Data Telephonic Control      3/6/1998
           2,733,109             System

                                   EXHIBIT B
                                   ---------


                   Ronald A. Katz Technology Licensing, L.P.
                   -----------------------------------------
                                 Fields Of Use
                                 -------------



                                Full Portfolio
                                --------------

This rate structure entitles the licensee to use all of the patents in the current portfolio as well as any continuations, CIP, Div. on pending patents, etc. This rate structure entitles the licensee to participate in all the Fields of Use described herein.

                                 Fields of Use
                                 -------------

Automated Credit & Calling Card Authorizations Services (excluding prepaid cards)
The provision of credit card authorization service by the credit card firm or designee using interactive voice response (or combined live operator/interactive systems) as a stand alone offering. (Note: This is as opposed to the obtaining of an authorization as a part of processing a call for another purpose, i.e. an automated order, which is included in the Automated Service Bureau Field of Use.)

Automated Securities Transactions (buy/sell)
Interactive call processing (or combined live operator / interactive systems processing) on an on-going basis, operated by the broker or dealer of the securities, which allows callers to purchase, sell, or trade securities such as stock and mutual funds, or transfer funds between such securities. May include automated customer service functions such as automated order status information and cancellation.

Automated Service Bureau
All forms of fully automated call processing or combined automated and live call processing (except as described in each of the other Fields of Use defined herein) using interactive voice services, where an independent bureau offers call termination services, often including transport and call handling, to a sponsoring organization or an internal group.

This Field of Use includes prepaid card use and automated ordering, which in turn may include the obtaining of a credit card authorization as part of such an order or other interactive process. Ongoing automated ordering on behalf of a television- shopping network and Television Shopping Systems via Cable Facilities would be excluded - as they represent other Fields of Use.

Electronic Personal Classifieds
The use of interactive voice services (or combined live operator / interactive systems) to allow advertisers and interested respondents to contact each another. Typically, advertisers create and store voice messages which can be heard by potential respondents who can, in turn, leave recorded voice messages for the advertisers. Finally, advertisers have the ability to retrieve stored responses. Advertisers may also have the ability to store attributes of that which is being advertised via touch tone entry, for the purpose of automatically matching similar attributes or requirements of the respondents

Employment Verification
The use of interactive voice services (or combined live operator / interactive systems) to collect and distribute information regarding employment status and salary or to support the process of collecting and distributing this employment information.

Enhanced Cable Customer Service:
Cable related customer service (not including Pay per View or Interactive Transactions Through Cable Communications Facilities) typically involving communications with customers concerning cable accounting, billing, ordering of service and cable service related equipment, coordination of installation, repairs, or other cable services. These communications are all related to the provision and support of cable services only. Communications related to any other area such as Enhanced Telephony or Wireless Services would be embraced in another Field of Use

Enhanced Telephony Customer Service:
Telephony related customer service (including Wireless Services) typically involving communications with customers concerning local, long distance or other telephony accounting, billing, ordering of service and service related equipment, coordination of installation, repairs, or other services. These communications are all related to the provision and support of telephony services only. Communications related to any other area such as cable service, or Automated Service Bureau, would be embraced in another Field of Use.

Government Licensing Registration (i.e. automotive registration)
The use of interactive voice services (or combined live operator / interactive systems) operated by a Government entity or its designee to handle the process of a caller renewing a license.

Government Payment Services
The use of interactive voice services (or combined live operator / interactive systems) operated by a government entity or its designee to handle the processing of a caller's payment to the government entity or to support such payments (this FOU would not embrace the activities covered by any other FOU, in particular Government Licensing Registration).

Group Conferencing (including "broadcast" services)
One Example: Automated bridging of more than two callers utilizing some form of "listen only" (unilateral) communication, which may be combined with some form of interactive communication.

Interactive Transactions through Cable Communications Facilities
Automated interactive transactions of various types (e.g. games contests, lotteries and polls) conducted over a cable distribution media (e.g. coaxial or fiber media).

Pay per View
Automated ordering of pay-per-view movies. Typically involves automated ordering of a movie or event from a cable company utilizing automatic identification capabilities and/or voice processing capabilities to capture the number from which the subscriber is calling or the caller's account number, to speed the order and increase security.

Product, Technical and Sales Support
The interactive processing of calls operated by the manufacturer of the product or the provider of the service, to provide product support, technical support, customer support, sales support, including but not limited to support provided to employees and stockholders of the Licensee, regardless of whether a fee is charged for such activities.

State Lottery Prepaid Tickets or Cards
The use of interactive voice services (or combined live operator / interactive systems) operated by a State or its designee for the purpose of allowing a caller to enter a state lottery utilizing interactive call processing technology.

Television Shopping Systems (automated ordering)
The use of interactive voice services (or combined live operator / interactive systems) operated by a television shopping network, to handle ongoing orders for products or services in an automated fashion. Typically, this involves the processing of credit card information for payment.

Television Shopping Systems via Cable Facilities (automated ordering)
The use of interactive voice services (or combined live operator / interactive systems) operated by a television shopping network, to handle ongoing orders (over cable distribution media) for products or services based on television programming, where the order processing is offered directly by the licensee without an interactive voice component.

                                   EXHIBIT C
                                   ---------


                                 Patent Notice


Marshall & Ilsley Corporation is licensed under the following, and related Ronald A. Katz Technology Licensing, L.P. United States Patents: 4,845,739; 5,255,309; 5,259,023; 5,349,633; 5,351,285; 5,365,575; 5,251,252; 5,359,645;
5,297,197; 5,561,707; 5,684,863; and others.

                                   EXHIBIT D
                                   ---------

                                 PRESS RELEASE
                                 -------------


                                       Ronald A. Katz Technology Licensing, L.P.
                                                           For Immediate Release
                                                                     May X, 2000

                         Marshall & Ilsley Corporation
                           Purchases a License Under
             The Ronald A. Katz Technology Licensing L.P. Patents.

Los Angeles, CA - It was announced today that Marshall & Ilsley Corporation (M&I) based in Milwaukee, Wisconsin has acquired a license under the patent portfolio held by Ronald A. Katz Technology Licensing L.P.

The license covers services provided by Marshall & Ilsley companies to their customers including automated forms of: Telephone Banking and Bill Payment and Credit Card Activation. In addition, the license covers telephone based Vehicle Registration service provided through State Departments of Transportation to their customers. Other terms of the license were not disclosed.

The 40 United States patents held by Ronald A. Katz Technology Licensing L.P., and numerous foreign equivalents, cover a wide range of interactive technology including automated forms of: customer service, merchandising, prepaid services, telephone conferences, registration, home shopping, as well as functions involved in securing information from databases by telephone, interactive cable transactions, and various other uses of 800, 900 and local numbers. Fourteen additional patents are currently pending in this portfolio.

According to Michael A. Hatfield, Senior Vice President, Marshall & Ilsley "After an extensive study of the Katz Patents, we recognize the significance of these license rights in implementing and enhancing M&I's various services."

Ronald A. Katz, chief executive of Ronald A. Katz Technology Licensing L.P. added "We are very pleased to welcome M&I to the increasing list of companies who have purchased license rights under this portfolio. M&I is now licensed to implement new cost saving technologies which will increase customer convenience and security."

A large number of companies are licensed under the Katz portfolio, they include First Data Corporation, American Express, MoneyGram Payment Systems Inc., MCI Telecommunications Corp., Sprint, Tele-Communications Inc., The Gallup Organization, Home Shopping Network Inc., and West Interactive Corporation.

Mr. Katz is the named inventor on over 50 patents primarily in the fields of telecommunications and computing. He formed Telecredit, Inc. the nation's first on-line real time credit and check cashing authorization system, and was awarded a patent as co-inventor of that technology.

Marshall & Ilsley Corporation is a multibank holding company headquartered in Milwaukee, Wis. with $24.9 billion in assets. The Corporation has 26 banks serving the state from more than 200 offices, one bank in Phoenix, Ariz. with 13 offices and one bank in Nevada with offices located in Illinois and Florida. In addition, the holding company owns and operates 49 offices throughout the country that provide trust and investment management, equipment leasing, mortgage banking, financial planning, investments, insurance and data processing.

Contact:
--------
Brian Rivette
A2D,L.P.
310-247-8191

                                       22